Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of August 30, 2024, among each of the entities listed in the Schedule to this Supplemental Indenture as guaranteeing subsidiaries (each a “Guaranteeing Subsidiary” and together, the “Guaranteeing Subsidiaries”), each being a subsidiary of Emergent BioSolutions Inc., a Delaware corporation (the “Company”), the Company, and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee under the Indenture referred to herein (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 7, 2020 providing for the issuance of 3.875% Senior Unsecured Notes due 2028 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. Each Guaranteeing Subsidiary hereby agrees, on a joint and several basis with all the existing Guarantors, to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article X thereof.

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Limitation on Guarantor Liability. Each Guaranteeing Subsidiary, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guaranteeing Subsidiary not constitute a fraudulent transfer or conveyance for purposes of:

(i)

in the case of any Guaranteeing Subsidiary incorporated in Canada or a province or territory thereof, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Fraudulent Conveyances Act (Ontario); and

(ii)	in the case of each Guaranteeing Subsidiary incorporated in Ireland, the Companies Act 2014 of Ireland,

or, in each case, any similar federal, state, provincial or territorial law to the extent applicable to the Note Guarantee of such Guaranteeing Subsidiary. To effectuate the foregoing intention, the Trustee, the Holders and the Guaranteeing Subsidiaries hereby irrevocably agree that the obligations of each such Guaranteeing Subsidiary will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guaranteeing Subsidiary that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article X of the Indenture, result in the obligations of such Guaranteeing Subsidiary under its Note Guarantee not constituting a fraudulent transfer or conveyance.

In addition, each Guaranteeing Subsidiary incorporated in Ireland, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that in respect of each Guaranteeing Subsidiary incorporated in Ireland, none of that Guaranteeing Subsidiary’s obligations and liabilities under this Supplemental Indenture or the Note Guarantee will extend to include any obligation or liability to the extent doing so would constitute unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 of Ireland.

5. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of any Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

6. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to the Note Guarantee must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English. Each of the Company and each Guaranteeing Subsidiary agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Note Guarantee of any Guaranteeing Subsidiary or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary and the Company. In acting hereunder and with respect to the Note Guarantee, all of the rights, privileges, protections, immunities, and benefits afforded to the Trustee under the Indenture, including, without limitation, the right to be indemnified, are incorporated in full herein, and shall be enforceable by the Trustee hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: August 30, 2024

EMERGENT BIOSOLUTIONS CANADA INC., as a Guaranteeing Subsidiary

By:	/s/ Frank Vargo
Name: Frank Vargo Title: Assistant Treasurer

EMERGENT ACQUISITION UNLIMITED COMPANY, as a Guaranteeing Subsidiary

By:	/s/ Richard S. Lindahl
Name: Richard S. Lindahl Title: Director

EMERGENT BIOSOLUTIONS IRELAND LIMITED, as a Guaranteeing Subsidiary

By:	/s/ Richard S. Lindahl
Name: Richard S. Lindahl Title: Director

EMERGENT OPERATIONS IRELAND LIMITED, as a Guaranteeing Subsidiary

By:	/s/ Richard S. Lindahl
Name: Richard S. Lindahl Title: Director

[Signature Page to Supplemental Indenture]

EMERGENT BIOSOLUTIONS INC.

By:	/s/ Richard S. Lindahl
Name: Richard S. Lindahl Title: Executive Vice President, Chief Financial Officer and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee

By:	/s/ David J. Ganss
Name: David J. Ganss Title: Vice President

[Signature Page to Supplemental Indenture]

Schedule

(Guaranteeing Subsidiaries)

Name	Jurisdiction of Incorporation	Company Registry Number (or equivalent)	Registered business address

Emergent BioSolutions Canada Inc.	Canada	1179533-3	100 King Street West, 1 First Canadian Place, Suite 3400 Toronto, Ontario, M5X 1A4, Canada

Emergent Acquisition Unlimited Company	Ireland	634369	6 Earlsfort Terrace, Dublin 2, Dublin, Ireland

Emergent BioSolutions Ireland Limited	Ireland	534759	6 Earlsfort Terrace, Dublin 2, Dublin, Ireland

Emergent Operations Ireland Limited	Ireland	535173	6 Earlsfort Terrace, Dublin 2, Dublin, Ireland